FOR IMMEDIATE RELEASE
May 8, 2018
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER 2018 RESULTS

•	Net income rose 40.3 percent to $26.9 million or $1.64 per share

•	Gross margin* increased $10.3 million, or 12.2 percent, for the quarter, before the pass through of lower Federal income taxes to customers of our regulated businesses

•	Preliminary estimates of customer refunds from lower Federal income taxes totaled $3.2 million for the quarter

•
Continued profitable growth in the natural gas, electric and propane distribution, natural gas transmission and combined heat and power businesses drove margin and operating income increases for the quarter

•	Eastern Shore's largest ever pipeline system expansion is well underway

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced first quarter financial results. The Company's net income for the quarter ended March 31, 2018 was $26.9 million, compared to $19.1 million for the same quarter of 2017. Earnings per share ("EPS") for the quarter ended March 31, 2018 were $1.64 per share, compared to $1.17 per share for the same quarter of 2017. The higher net income and EPS reflected robust performance and results largely throughout the Company's businesses.
Higher earnings for the first quarter of 2018 reflect continued growth in the regulated natural gas and electric operations, pipeline expansion and favorable regulatory initiatives. Increased profitability and growth from propane delivery operations and Aspire Energy of Ohio, LLC ("Aspire Energy") and the positive impact of the lower effective tax rate from the Tax Cuts and Jobs Act (the "TCJA") in the Unregulated Energy segment generated additional earnings. The results also reflect a return to more normal weather during the first quarter of 2018, compared to weather that was 20.9 percent warmer than normal during the first quarter of 2017. A detailed discussion of operating results begins on page 3.
“We begin 2018 with strong first quarter financial results, which reflect the strength of our natural gas and propane operations under more normal weather conditions and the superior performance of the Company's investments and growth-oriented initiatives led by our dedicated team,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We look forward to continued growth in our Regulated and Unregulated Energy segments this year and in future years,” Mr. McMasters added. "During 2018, we are focused on completing the construction of Eastern Shore Natural Gas Company’s ("Eastern Shore") largest ever expansion project as well as other projects that are critical to meeting our growth targets in future years," he added. “Our energized employees continue to excel in identifying new growth opportunities and profitably managing current growth, while maintaining operating efficiency and providing safe, reliable service to our customers,” he concluded.

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Significant Item Impacting Earnings
Results for the first quarter of 2018 were impacted by the following significant item:

For the quarter ended March 31, 2018	Net Income	EPS
(in thousands, except per share data)
Reported (GAAP) Earnings	$26,855	$1.64
Less: Realized Mark-to-Market ("MTM") gain	(4,008)	(0.24)
Adjusted (Non-GAAP) Earnings*	$22,847	$1.40
Excluding the realized MTM gain, that corresponds to the MTM unrealized loss recorded in the prior quarter (fourth quarter of 2017), earnings for the first quarter would have been $1.40 per share. This represents an increase of 19.7 percent over the first quarter of 2017's EPS of $1.17 per share. A more detailed discussion of the MTM gain can be found in the discussion of Peninsula Energy Services Company, Inc. ("PESCO")'s results under “Other Major Factors Influencing Gross Margin” later in this release.
*This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin, adjusted earnings and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance. This press release also includes gross margin that excludes the impact of unusual items, such as one-time impact from the enactment of the TCJA. The Company calculates "adjusted earnings” by adjusting reported (GAAP) earnings to exclude the impact of certain significant non-cash items, including the impact of realized MTM gains (losses) and calculates “adjusted EPS” by dividing adjusted earnings by the weighted average common shares outstanding.

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Operating Results for the Quarters Ended March 31, 2018 and 2017

(in thousands)	March 31, 2018	March 31, 2017	Change	Percent Change
Gross margin before the TCJA impact	$94,454	$84,162	$10,292	12.2%
Impact of the TCJA reserves for customer refunds	(3,155)	—	(3,155)	N/A
Gross margin	91,299	84,162	7,137	8.5%
Depreciation, amortization and property taxes	13,697	12,483	1,214	9.7%
Other operating expenses	37,196	36,580	616	1.7%
Operating income	$40,406	$35,099	$5,307	15.1%

Operating income during the first quarter of 2018 increased by $5.3 million, or 15.1 percent, compared to the same period in 2017. This increase was driven by a $10.3 million, or 12.2 percent, increase in gross margin, which was partially offset by a $1.2 million increase in depreciation, amortization and property taxes and a $616,000 increase in other operating expenses. First quarter gross margin and operating income were also impacted by a reserve for estimated customer refunds of $3.2 million, associated with the TCJA, which are offset by an equivalent reduction in income tax expenses for the Regulated Energy segment. Excluding the estimated reserve for refunds to customers associated with the TCJA, operating income increased by $8.5 million, or 24.1 percent.

Regulated Energy Segment

(in thousands)	March 31, 2018	March 31, 2017	Change	Percent Change
Gross margin before the TCJA impact	$64,317	$57,410	$6,907	12.0%
Impact of the TCJA reserves for customer refunds	(3,155)	—	(3,155)	N/A
Gross margin	61,162	57,410	3,752	6.5%
Depreciation, amortization and property taxes	11,156	10,190	966	9.5%
Other operating expenses	23,295	23,825	(530)	(2.2)%
Operating income	$26,711	$23,395	$3,316	14.2%
As a result of continued system expansions, customer growth across our regulated operations and more normal weather conditions, operating income for the Regulated Energy segment increased by $3.3 million, or 14.2 percent, in the first quarter of 2018 compared to the same period in 2017. This increase was driven by a $6.9 million increase in gross margin, offset by the TCJA reserve discussed above and $436,000 in higher operating expenses associated with the margin growth.

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The significant components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Implementation of Eastern Shore settled rates	$2,843
Return to more normal weather	1,017
Customer consumption (non-weather)	949
Natural gas growth (excluding service expansions)	802
Service expansions	565
Florida electric reliability/modernization program	372
Gas Reliability and Infrastructure Program ("GRIP") in Florida	298
Sandpiper's margin from an industrial customer and natural gas conversions	257
Other	(196)
Total	6,907
Less: TCJA reserve impact for regulated entities*	(3,155)
Quarter over quarter increase in gross margin	$3,752
*As a result of the TCJA, a preliminary reserve of $3.2 million was established during the first quarter of 2018 to reflect the impact of lower tax rates on the Company's regulated businesses, until final agreements are approved and permanent changes are made to customer rates. The reserves and lower customer rates are equal to the estimated reduction in Federal income taxes due to the TCJA and have no material impact on after-tax earnings from the Regulated Energy segment.

The significant components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expense
Higher depreciation, amortization and property taxes associated with recent capital projects	$966
Higher staffing costs for additional personnel to support growth	589
Lower outside services and facilities and maintenance costs	(667)
Lower benefits and employee-related costs	(413)
Other	(39)
Quarter over quarter increase in other operating expenses	$436

Unregulated Energy Segment

(in thousands)	March 31, 2018	March 31, 2017	Change	Percent Change
Gross margin	$30,301	$26,819	$3,482	13.0%
Depreciation, amortization and property taxes	2,505	2,250	255	11.3%
Other operating expenses	14,112	12,994	1,118	8.6%
Operating income	$13,684	$11,575	$2,109	18.2%

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Operating income for the Unregulated Energy segment increased by $2.1 million for the first quarter of 2018 compared to the same period in 2017. The increase was driven by a $3.5 million, or 13.0 percent, increase in gross margin, which was partially offset by $1.4 million in higher operating expenses associated with growth. The improvements in gross margin and operating income were driven primarily by more normal weather and continued growth at Aspire Energy and within the Company's propane operations.
The significant components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
PESCO's net margin (see the discussion included later for the margin drivers)	$(2,292)
Propane delivery operations - additional customer consumption related to weather	1,956
Propane delivery operations - increased margin driven by growth and other factors	1,392
Aspire Energy - higher customer consumption related to weather	941
Growth in wholesale propane margins and sales	379
Aspire Energy - increased margin driven by growth and other factors	319
Other	787
Quarter over quarter increase in gross margin	$3,482
The significant components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expense
Higher staffing costs for additional personnel to support growth	$969
Higher depreciation, amortization and property taxes associated with recent capital investments	255
Higher benefits and employee-related costs	174
Other	(25)
Quarter over quarter increase in other operating expenses	$1,373

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2017 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Unless otherwise noted, earnings per share are presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, May 11, 2018, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2018. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2018 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.

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About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Gross Margin
Regulated Energy segment	$61,162	$57,410
Unregulated Energy segment	30,301	26,819
Other businesses and eliminations	(164)	(67)
Total Gross Margin	$91,299	$84,162

Operating Income
Regulated Energy segment	$26,711	$23,395
Unregulated Energy segment	13,684	11,575
Other businesses and eliminations	11	129
Total Operating Income	40,406	35,099

Other Income (Expense), net	68	(700)
Interest Charges	3,664	2,739
Pre-tax Income	36,810	31,660
Income Taxes	9,955	12,516
Net Income	$26,855	$19,144

Earnings Per Share of Common Stock
Basic	$1.64	$1.17
Diluted	$1.64	$1.17

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Financial Summary Highlights

Key variances, between the three months ended March 31, 2017 and 2018, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2017 Reported Results	$31,660	$19,144	$1.17

Increased Gross Margins:
Return to more normal weather	3,914	2,855	0.17
TCJA impact - estimated refunds to ratepayers (1)	(3,155)	(2,302)	(0.14)
Implementation of Eastern Shore settled rates* (2)	2,843	2,074	0.13
PESCO	(2,292)	(1,672)	(0.10)
Unregulated Energy customer consumption (non-weather)	1,682	1,227	0.07
Regulated Energy customer consumption (non-weather)	949	692	0.04
Natural gas growth (excluding service expansions)	802	585	0.04
Service expansions*	565	412	0.03
Florida electric reliability/modernization program*	372	272	0.02
GRIP*	298	217	0.01
Sandpiper's margin from an industrial customer and natural gas conversions	257	188	0.01
	6,235	4,548	0.28

Decreased (Increased) Other Operating Expenses:
Higher payroll expense	(1,559)	(1,137)	(0.07)
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,216)	(887)	(0.05)
Absence of Xeron expenses, including wind-down expenses	697	508	0.03
Lower outside services and facilities maintenance costs	665	485	0.03
Lower regulatory expenses	242	177	0.01
Lower benefit and other employee-related expenses	240	175	0.01
	(931)	(679)	(0.04)

Interest charges	(926)	(675)	(0.04)
Income taxes - TCJA impact - decreased effective tax rate	—	4,594	0.28
Net other changes	772	(77)	(0.01)
	(154)	3,842	0.23

First Quarter of 2018 Reported Results	$36,810	$26,855	$1.64
(1) Offset for the reserve to ratepayers is shown within this table under "Income taxes."
(2) The Company reserved an estimated $900,000 to refund to customers, which is included in the line above "TCJA impact - estimated refunds to ratepayers." The refunds were made to customers through April 30, 2018, are offset by the corresponding decrease in Federal income taxes and are expected to have no net impact on net income.

*See the Major Projects and Initiatives table later in this press release.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly seeks and develops additional projects and initiatives in order to further increase shareholder value and serve its customers. The following represent the major projects currently underway. In the future, the Company will add new projects to this table as projects are initiated.

	Gross Margin for the Period (1)
(in thousands)	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017	Fiscal 2017	Fiscal 2018 Estimate	Fiscal 2019 Estimate
Florida GRIP	$3,565	$3,267	$13,454	$14,287	$14,370
Eastern Shore Rate Case/Settled Rates	2,843	—	3,693	9,800	9,800
Florida Electric Reliability/Modernization Program	372	—	94	1,558	1,558
New Smyrna Beach, Florida Project	352	—	235	1,409	1,409
2017 Eastern Shore System Expansion Project - including interim services	1,040	—	433	7,446	15,799
Northwest Florida Expansion Project	—	—	—	3,484	6,032
(Palm Beach County) Belvedere, Florida Project	—	—	—	635	1,131
Total	$8,172	$3,267	$17,909	$38,619	$50,099
(1) Gross margin amounts included in this table have not been adjusted to reflect the impact of TCJA. Any reductions implemented would be offset by lower Federal income taxes due to the TCJA.

Ongoing Growth Initiatives

GRIP
GRIP is a natural gas pipe replacement program, approved by the Florida Public Service Commission ("Florida PSC") that allows automatic recovery of the costs to replace mains and services. Since the program's inception in August 2012, the Company has invested $117.0 million to replace 250 miles of qualifying distribution mains, including $3.2 million of capital during the first quarter of 2018. For the three months ended March 31, 2018, the Company's Florida natural gas distribution operations generated incremental gross margin of $298,000 over the first quarter of 2017 from GRIP.
Regulatory Proceedings
Eastern Shore Rate Case/Settled Rates
In February 2018, the Federal Energy Regulatory Commission (the "FERC") approved Eastern Shore's rate case settlement agreement, which became final on April 1, 2018 upon the expiration of the right to rehearing. Under the terms of the settlement agreement, Eastern Shore will recover costs of its 2016 System Reliability Project, along with the cost of investments and expenses associated with various expansion, reliability and safety initiatives. Pursuant to the settlement agreement, Eastern Shore will record and recognize an increase in annual base rates of approximately $9.8 million, prior to any impact from the TCJA and will recognize approximately $6.6 million, on an annual basis, which reflects the impact of the change in its Federal corporate income tax rate. Any reductions in rates implemented would be offset by lower Federal income taxes due to TCJA. For the three months ended March 31, 2018, Eastern Shore recognized incremental gross margin of approximately $2.8 million, a portion of which was reserved as a regulatory liability to be refunded to customers. Eastern Shore refunded to its customers, with interest, the difference between the proposed rates and the settlement rates on April 30, 2018. The settlement rates were effective January 1, 2018.

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Florida Electric Reliability/Modernization Program
In December 2017, the Florida PSC approved a $1.6 million annualized rate increase, effective for January 2018 meter readings, for the recovery of a limited number of investments and costs related to reliability, safety and modernization of FPU's electric distribution system. For the three months ended March 31, 2018, FPU generated incremental gross margin of approximately $372,000 as a result of this rate increase. This rate increase will continue in effect at least through the last billing cycle of December 2019. The settlement prescribes the methodology for adjusting the new rates as a result of the TCJA.

Major Projects and Initiatives Currently Underway
New Smyrna Beach, Florida Project
In the fourth quarter of 2017, the Company started construction of a 14-mile transmission pipeline that interconnects with Florida Gas Transmission Company's ("FGT") pipeline to provide additional capacity to serve current and planned growth of Florida gas distribution customers in the Company’s New Smyrna Beach service area. The project was partially placed into service at the end of 2017 and is expected to be fully in service by the end of September 2018. For the three months ended March 31, 2018, FPU generated incremental gross margin of approximately $352,000 from this project.

2017 Eastern Shore System Expansion Project
The Company expects to invest approximately $117.0 million in 2018 to increase Eastern Shore's capacity by 26 percent. The new transportation services contracted for this capacity will generate approximately $15.8 million of gross margin in the first full year of service. In December 2017, the first phase of the project was placed into service, and the remaining segments are expected to be placed into service over the remainder of 2018. For the three months ended March 31, 2018, Eastern Shore generated incremental gross margin, including margin from interim services, of approximately $1.0 million.

Northwest Florida Expansion Project
Peninsula Pipeline and the Company's Florida natural gas division are constructing a pipeline that will interconnect with the FGT interstate pipeline. The project consists of transmission lines that will be operated by Peninsula Pipeline and lateral distribution lines that will be operated by the Company's Florida natural gas division. The Company has signed agreements to serve two large customers and continues to market to other customers close to the facilities. The estimated annual gross margin from this project is $6.0 million, and the project is currently expected to be in service by the end of the second quarter of 2018.

(Palm Beach County) Belvedere, Florida Project
Peninsula Pipeline is constructing a pipeline that will interconnect with FGT's pipeline and bring gas directly to FPU’s distribution system in West Palm Beach, Florida. The project is expected to be in service by the end of the third quarter of 2018. The estimated annual gross margin associated with the project is approximately $1.1 million

Other major factors influencing gross margin
Weather and Consumption
Gross margin increased by $3.9 million in the first quarter of 2018, primarily as a result of colder temperatures, as compared to the extremely warm temperatures experienced during the first quarter of 2017. Despite being colder than the first quarter of 2017, the temperatures in the first quarter of 2018 were still warmer than normal. We estimate that an additional $1.7 million of gross margin would have been generated if the temperatures in the first quarter of 2018 had been normal.

The following table summarizes heating degree-days ("HDD") and cooling degree-days ("CDD") variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2018 and 2017.

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HDD and CDD Information

	Three Months Ended
	March 31,
	2018	2017	Variance
Delmarva
Actual HDD	2,295	1,958	337
10-Year Average HDD ("Delmarva Normal")	2,354	2,403	(49)
Variance from Delmarva Normal	(59)	(445)
Florida
Actual HDD	490	285	205
10-Year Average HDD ("Florida Normal")	517	536	(19)
Variance from Florida Normal	(27)	(251)
Ohio
Actual HDD	2,991	2,484	507
10-Year Average HDD ("Ohio Normal")	3,069	3,137	(68)
Variance from Ohio Normal	(78)	(653)
Florida
Actual CDD	139	145	(6)
10-Year Average CDD ("Florida CDD Normal")	89	82	7
Variance from Florida CDD Normal	50	63
Natural Gas Distribution Customer Growth
Customer growth for the Company's Delmarva Peninsula natural gas distribution operations generated $500,000 in additional gross margin for the quarter ended March 31, 2018, compared to the same period in 2017. The additional margin was generated from a 3.7 percent increase in the average number of residential customers as well as growth in commercial and industrial customers on the Delmarva Peninsula in the first quarter of 2018.
The Company's Florida natural gas distribution operations generated $302,000 in additional gross margin for the quarter ended March 31, 2018, compared to the same period in 2017, with approximately half of the margin growth generated from residential customers and the other half from commercial and industrial customers.
Propane Operations
The Company's Florida and Delmarva Peninsula propane distribution operations continue to pursue a multi-pronged growth plan, which includes: targeting retail and wholesale customer growth in existing markets, both organically as well as through acquisitions; incremental growth from recent and planned start-ups in new markets; targeting new community gas systems in high growth areas; further build-out of the Company's propane vehicular platform through AutoGas fueling stations; and optimization of its supply portfolio to generate incremental margin opportunities. As a member of AutoGas, the Company's Delmarva Peninsula propane distribution operations and AutoGas install and support propane vehicle conversion systems for vehicle fleets. The Company's Delmarva Peninsula propane distribution operations continues to convert fleets to bi-fuel propane-powered engines and provides on-site fueling infrastructure.
These operations generated $4.0 million in incremental margin for the three months ended March 31, 2018, compared to the same period in 2017. In addition to increased sales due to more normal weather conditions in the areas served, successful marketing initiatives led to increased volumes sold and revenues from service contracts. Supply management initiatives have increased retail propane margins as well as opportunities to generate incremental margin from wholesale sales.

PESCO
PESCO markets and sells natural gas to wholesale, industrial and commercial customers and manages natural gas storage and transportation assets in several market areas. PESCO also provides management of storage and transportation assets for natural gas producers and regulated utilities. These management transactions typically involve the release of storage and/or transportation capacity in combination with an obligation to purchase and/or deliver natural gas. In April 2017, PESCO entered into 3-year asset management agreements with the Company's Delmarva Peninsula natural gas distribution operations whereby PESCO manages a portion of their natural gas transportation and storage capacity.

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In conjunction with the active management of these contracts, PESCO generates financial margin by identifying market opportunities and simultaneously entering into natural gas purchase/sale, storage or transportation contracts and/or financial derivatives contracts. The financial derivatives contracts consist primarily of exchange-traded futures that are used to manage volatility in natural gas market prices. Volatility in PESCO’s recorded gross margin and operating income can occur over periods of time due to changes in the value of financial derivatives contracts prior to the time of the settlement of the financial derivatives and the purchase or sale of the underlying physical commodity. Derivatives accounting has no impact on economic gains or losses of the purchase or sale contracts. PESCO’s results may also fluctuate based on the actual demand of its customers relative to its initial estimates of their demand, and PESCO's ability to manage its supply portfolio, considering weather and other factors, including pipeline constraints.

For the three months ended March 31, 2018, PESCO's gross margin decreased by $2.3 million compared to the same period in 2017. Lower first quarter 2018 margin from PESCO resulted from the following:

(in thousands)	Margin Impact
PESCO First Quarter 2017 Margin	$3,467
Reversal of fourth quarter 2017 unrealized MTM loss	5,713
Margin from 2017 customer Supply Agreement that was not renewed	(2,124)
Net impact for the Mid-Atlantic wholesale portfolio from extraordinary costs associated with the 2018 Bomb Cyclone	(3,284)
Loss for the Mid-Atlantic retail portfolio caused by capacity constraints in January and warm weather in February	(2,261)
Other	(336)
PESCO First Quarter 2018 Margin	$1,175

•	Reversal of MTM loss recorded during the fourth quarter of 2017 as contracts settled, as well as $300,000 of unrealized gains at the end of March 31, 2018;

•	Absence of revenues from a supplier agreement in the first quarter of 2017, which was not renewed; and

•
Extraordinary costs of meeting demand requirements in the Mid-Atlantic region due to pipeline capacity constraints experienced due to the 2018 Bomb Cyclone, followed by unseasonably warm weather in February.

The 2018 Bomb Cyclone refers to the early January high intensity winter storms that impacted the Company's Mid-Atlantic service territory and which had a residual impact on the Company's businesses through the month.   The early days of January experienced higher levels of wintry precipitation (snow and wind) and an extended period of anomalously cold weather. The extraordinary weather conditions created by the 2018 Bomb Cyclone generated incremental margin for the Company’s natural gas transmission and natural gas and propane distribution businesses. However, the exceedingly high demand and associated pipeline capacity and gas supply in the Delmarva Peninsula region created significant, unusual costs for PESCO. While these circumstances will recur infrequently, the Company's management has taken various steps to mitigate PESCO’s exposure going forward. These mitigation steps resulted in improved results in February and March of 2018.
Xeron
Xeron's operations were wound down during the second quarter of 2017. Operating income for the quarter ended March 31, 2018, improved by $697,000 due to the absence of pre-tax losses generated by Xeron in the first quarter of 2017.

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Capital Investment Growth and Financing Plan
The Company's capital expenditures were $61.2 million for the three months ended March 31, 2018. For 2018, the Company has budgeted capital expenditures of $181.6 million. The following table shows the 2018 capital expenditures budget by segment and business line:

2018
(dollars in thousands)
Regulated Energy:
Natural gas distribution	$53,899
Natural gas transmission	92,562
Electric distribution	7,972
Total Regulated Energy	154,433
Unregulated Energy:
Propane distribution	11,235
Other unregulated energy	5,827
Total Unregulated Energy	17,062
Other:
Corporate and other businesses	10,097
Total Other	10,097
Total 2018 Budgeted Capital Expenditures	$181,592

Chesapeake Utilities' target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. This target capital structure ensures that the Company maintains a strong balance sheet to support continued growth. Over the past several years, the Company has been deploying increased amounts of capital on new projects, many of which have longer construction periods. The Company seeks to align the permanent financing of these capital projects with the in-service dates to the extent feasible.

In 2017, the Company refinanced $70.0 million of short-term debt as 3.25 percent senior notes.  The refinancing will result in increased annual interest expense of $2.3 million during 2018, a portion of which impacted the first quarter's results; however, the Company locked in a low interest rate for 15 years. The Company previously executed a shelf agreement with New York Life and will issue $100 million of unsecured senior notes in two tranches during 2018 at an average interest rate of 3.53 percent for 20 years.  The Company expects to access additional permanent capital to align the financing with new investments and to maintain a solid balance sheet to support future capital deployment.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2018	2017
Operating Revenues
Regulated Energy	$109,393	$97,654
Unregulated Energy and other	129,963	87,506
Total Operating Revenues	239,356	185,160
Operating Expenses
Regulated Energy cost of sales	48,231	40,244
Unregulated Energy and other cost of sales	99,826	60,754
Operations	32,702	32,490
Maintenance	3,593	3,231
Depreciation and amortization	9,704	8,812
Other taxes	4,894	4,530
Total operating expenses	198,950	150,061
Operating Income	40,406	35,099
Other income (expense), net	68	(700)
Interest charges	3,664	2,739
Income Before Income Taxes	36,810	31,660
Income taxes	9,955	12,516
Net Income	$26,855	$19,144
Weighted Average Common Shares Outstanding:
Basic	16,351,338	16,317,224
Diluted	16,402,985	16,363,796
Earnings Per Share of Common Stock:
Basic	$1.64	$1.17
Diluted	$1.64	$1.17

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2018	December 31, 2017
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,083,004	$1,073,736
Unregulated Energy	213,803	210,682
Other businesses and eliminations	27,892	27,699
Total property, plant and equipment	1,324,699	1,312,117
Less: Accumulated depreciation and amortization	(279,802)	(270,599)
Plus: Construction work in progress	131,640	84,509
Net property, plant and equipment	1,176,537	1,126,027
Current Assets
Cash and cash equivalents	5,996	5,614
Trade and other receivables (less allowance for uncollectible accounts of $901 and $936, respectively)	69,447	77,223
Accrued revenue	18,907	22,279
Propane inventory, at average cost	7,345	8,324
Other inventory, at average cost	4,607	12,022
Regulatory assets	10,833	10,930
Storage gas prepayments	1,197	5,250
Income taxes receivable	4,378	14,778
Prepaid expenses	8,199	13,621
Mark-to-market energy assets	208	1,286
Other current assets	6,717	7,260
Total current assets	137,834	178,587
Deferred Charges and Other Assets
Goodwill	22,104	22,104
Other intangible assets, net	4,482	4,686
Investments, at fair value	6,641	6,756
Regulatory assets	75,536	75,575
Other assets	4,316	3,699
Total deferred charges and other assets	113,079	112,820
Total Assets	$1,427,450	$1,417,434

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2018	December 31, 2017
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,964	7,955
Additional paid-in capital	254,126	253,470
Retained earnings	250,024	229,141
Accumulated other comprehensive loss	(6,873)	(4,272)
Deferred compensation obligation	3,573	3,395
Treasury stock	(3,573)	(3,395)
Total stockholders' equity	505,241	486,294
Long-term debt, net of current maturities	222,014	197,395
Total capitalization	727,255	683,689
Current Liabilities
Current portion of long-term debt	9,389	9,421
Short-term borrowing	229,108	250,969
Accounts payable	57,457	74,688
Customer deposits and refunds	34,795	34,751
Accrued interest	3,256	1,742
Dividends payable	5,318	5,312
Accrued compensation	5,444	13,112
Regulatory liabilities	18,503	6,485
Mark-to-market energy liabilities	2,359	6,247
Other accrued liabilities	8,694	10,273
Total current liabilities	374,323	413,000
Deferred Credits and Other Liabilities
Deferred income taxes	141,484	135,850
Regulatory liabilities	141,346	140,978
Environmental liabilities	8,215	8,263
Other pension and benefit costs	28,981	29,699
Deferred investment tax credits and other liabilities	5,846	5,955
Total deferred credits and other liabilities	325,872	320,745
Total Capitalization and Liabilities	$1,427,450	$1,417,434

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2018				For the Three Months Ended March 31, 2017
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$35,314	$1,761	$11,182	$11,533	$25,710	$1,552	$10,768	$9,327
Commercial	15,830	1,722	8,331	9,157	11,412	1,523	9,594	9,414
Industrial	2,306	1,871	6,536	400	1,834	1,759	5,927	471
Other (1)	(1,743)	510	(2,836)	(2,349)	1,458	900	(2,785)	(1,589)
Total Operating Revenues	$51,707	$5,864	$23,213	$18,741	$40,414	$5,734	$23,504	$17,623

Volume (in Dts for natural gas and MWHs for electric)
Residential	2,240,555	140,759	523,062	78,528	1,807,900	123,275	470,811	61,326
Commercial	1,705,426	1,239,936	535,544	67,740	1,381,408	2,957,716	601,203	65,862
Industrial	1,509,039	2,334,243	1,304,530	4,520	1,373,798	1,767,430	1,189,263	3,160
Other	12,533	—	468,556	1,896	10,538	—	487,910	1,873
Total	5,467,553	3,714,938	2,831,692	152,684	4,573,644	4,848,421	2,749,187	132,221

Average Customers
Residential	71,233	16,223	55,280	24,644	68,701	15,664	54,041	24,437
Commercial(2)	7,024	1,460	3,927	7,481	6,910	1,409	4,892	7,446
Industrial(2)	153	73	2,251	2	142	75	1,109	2
Other	6	—	17	—	5	—	—	—
Total	78,416	17,756	61,475	32,127	75,758	17,148	60,042	31,885

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes. This amount also includes the reserve for estimated customer refunds associated with the TCJA.

(2)	Certain commercial and industrial customers have been reclassified when compared to the prior year.